Exhibit 99.1
FOR IMMEDIATE RELEASE
Peerless Mfg. Co. Reports First Quarter Fiscal Year 2008 Financial Results
Dallas, Texas November 6, 2007 — Peerless Mfg. Co. (the “Company”), (Nasdaq: PMFG), today reported its financial results for the three months ended September 30, 2007.
Revenues for the first quarter of fiscal year 2008 were $30.0 million, an increase of $15.4 million, or 105.1%, compared to revenues of $14.6 million for the first quarter of fiscal year 2007. The Company recorded net earnings for the first quarter of fiscal year 2008 of $3.4 million or $0.52 per diluted share, an increase of $2.9 million compared to net earnings of $451,000 or $0.07 per diluted share for the first quarter of fiscal year 2007.
The Environmental Systems segment revenues for the first quarter of fiscal year 2008 were $16.3 million, an increase of $11.7 million compared to revenues of $4.6 million for the first quarter of fiscal year 2007. The Environmental Systems segment operating income was $4.6 million for the first quarter of fiscal year 2008, an increase of $3.7 million, compared to an operating income of $932,000 for the first quarter of fiscal year 2007.
The Separation / Filtration Systems segment revenues for the first quarter of fiscal year 2008 were $13.7 million, an increase of $3.7 million compared to revenues of $10.0 million for the first quarter of fiscal year 2007. The Separation / Filtration Systems segment operating income was $2.2 million for the first quarter of fiscal year 2008, an increase of $1.3 million compared to an operating income of $908,000 for the first quarter of fiscal year 2007.
At September 30, 2007, the Company reported net assets of $37.0 million, working capital of $34.4 million and a current ratio of 1.88 to 1.0.
The Company’s backlog at September 30, 2007 was $83 million, compared to $97 million at June 30, 2007 and $34 million at September 30, 2006.
Mr. Peter Burlage, President and Chief Executive Officer, stated, “We are pleased to report significant increases in revenues and net earnings for the first quarter of fiscal year 2008 over the first quarter of last year. Both of our operating segments reported increases in revenues and operating income compared to the first quarter of last year. We anticipate that the demand for our environmental and separation products to remain strong over the foreseeable future as evident by our $83 million backlog at September 30, 2007. Both business segments are well positioned to serve the global demand for cleaner, safer and more efficient energy sources, especially natural gas. The Company’s financial position, liquidity and capital resources at September 30, 2007 are sufficient to meet our needs.”

About Peerless Mfg. Co.
Peerless Mfg. Co. is engaged in the business of designing, engineering, manufacturing and selling highly specialized products used for the abatement of air pollution and products for the separation and filtration of contaminants from gases and liquids. The Company headquartered in Dallas, Texas, markets its products worldwide.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. You should not place undue reliance on these statements which only speak as of the date of this release. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company include: the growth rate of the Company’s revenue and market share, the consummation of new, and the non-termination of, existing contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services successfully; the quality of the Company’s plans and strategies; and the Company’s ability to execute its plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information in Item1.A, “Risk Factors” of Part I to our Annual Report on Form 10-K for the fiscal year ended June 30, 2007. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Peter J. Burlage, Chief Executive Officer
Mr. Henry G. Schopfer, Chief Financial Officer
Peerless Mfg. Co.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Phone: (214) 353-5545
Fax: (214) 351-4172
www.peerlessmfg.com

Peerless Mfg. Co.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended September 30,
	2007	2006
Operating Results

Revenues	$30,018	$14,638
Cost of goods sold	19,633	10,243

Gross profit	10,385	4,395
Operating expenses	5,601	3,743

Operating income	4,784	652
Other income	427	43
Income tax expense	(1,825)	(244)

Net earnings	$3,386	$451

Earnings per share
Basic	$0.53	$0.07
Diluted	$0.52	$0.07

Weighted average shares outstanding
Basic	6,402	6,256
Diluted	6,466	6,382

	September 30,	June 30,
	2007	2007
Condensed Balance Sheet Information

Current assets	$73,306	$64,106
Non current assets	4,391	4,065

Total assets	$77,697	$68,171

Current liabilities	$38,925	$33,484
Non current liabilities	1,935	1,650
Shareholders’ equity	36,837	33,537

Total liabilities and shareholders’ equity	$77,697	$68,671